Exhibit 10.2

TRW Automotive

12001 Tech Center Drive
Livonia, MI 48150

18 September 2008
Mr. Michael R. Gambrell
The Dow Chemical Company
2030 Dow Center
Midland, MI 48674
STRICTLY PRIVATE AND CONFIDENTIAL
Dear Mike:
This letter confirms the offer for appointment as a member of the Board of Directors of TRW Automotive Holdings Corp. and TRW Automotive Inc. Your term would begin following approval of your nomination by the full Board on November 12th. You have already received a copy of the Board schedule for 2009.
Compensation
Our compensation arrangement for independent directors is as follows:
Annual Cash Retainer: Directors will be paid a cash retainer of $50,000 per year.
Meeting Fees: Directors will be paid a fee of $1,500 per meeting attended.
Expenses: The Company will reimburse you for reasonable out-of-pocket expenses for attendance at Board meetings pursuant to the Company’s Travel Policy.
Annual RSU Grant: You will receive an annual grant of restricted stock units that will add a significant equity-based component to your compensation. The number of such units granted to each independent director in 2007 and 2008 was 2,500 and 3,500, respectively. The Compensation Committee is expected to re-examine the equity award in 2009.
Share Ownership Guidelines: The Company’s share ownership guideline for Directors is 8,000 shares. This can be accumulated over a five-year period.
Directors and Officers Insurance
The Company has a Directors and Officers insurance policy in place. A chart explaining this policy has previously been provided to you.
Confidential Information Agreement.
Because of the sensitivity of the information to which you have or will have access, we ask that you

Mr. Michael R. Gambrell

execute a Confidential Information Agreement similar to that executed by all Company employees at the time of their employment. A copy is enclosed. Please sign it and send it to Dave Bialosky.
Mike, we think your years of experience at Dow, one of the world’s leading manufacturers of chemical, plastic and agricultural products, will enable you to make a strong contribution to the future prosperity of TRW Automotive. We are looking forward to your joining the Board.
Sincerely,
/s/ John C. Plant
John C. Plant
President and Chief Executive Officer
Enclosure